PRINCIPAL EXCHANGE-TRADED FUNDS
AMENDED AND RESTATED MANAGEMENT AGREEMENT
This AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Agreement”), to be effective August 18, 2026, is by and between PRINCIPAL EXCHANGE-TRADED FUNDS, a Delaware statutory trust (the “Fund”), on behalf of each series identified on Schedule 1 attached hereto, as may be amended from time to time (each, a “Series”), and PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (the “Manager”).
W I T N E S S E T H:
WHEREAS, The Fund has furnished the Manager with copies properly certified or authenticated of each of the following:
(a)Agreement and Declaration of Trust of the Fund;
(b)Bylaws of the Fund as adopted by the Board of Trustees; and
(c)Resolutions of the Board of Trustees of the Fund selecting the Manager as investment adviser for each Series and approving the form of this Agreement with respect to each such Series; and
WHEREAS, The Fund desires to retain the Manager to provide investment management services to each Series on the terms set forth in this Agreement, and the Manager is willing to provide such investment management services to each Series on the terms set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Manager to act as investment adviser and manager of each Series, and the Manager agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth. The Fund will furnish the Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.
1.INVESTMENT ADVISORY SERVICES
The Manager will regularly perform the following services for each Series:
(a)Provide investment research, advice and supervision;
(b)Provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work;
(c)Furnish to the Board of Trustees of the Fund (or any appropriate committee of such Board), and provide ongoing review, evaluation and revision from time to time as conditions require of, a recommended investment program for the portfolio of each Series of the Fund consistent with each Series' investment objective and policies, including any recommendation for any combination or liquidation of Series;
(d)Where applicable, based upon research, analysis and due diligence, recommend to the Board of Trustees of the Fund one or more sub-advisers for a Series of the Fund; regularly monitor and evaluate each sub-adviser’s performance and recommend changes to the sub-advisers in situations in which appropriate.

(e)Implement such of its recommended investment program for each Series as the Fund shall approve, by placing orders for the purchase and sale of securities, subject always to the provisions of the Fund’s Agreement and Declaration of Trust and Bylaws and the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund’s Registration Statement, current Prospectus and Statement of Additional Information, as each of the same shall be from time to time in effect;
(f)Advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Trustees and any appropriate committees of such Board regarding the general conduct of the investment business of each Series; and
(g)Report to the Board of Trustees of the Fund at such times and in such detail as the Board may deem appropriate in order to enable it to determine that the investment policies of each Series are being observed.
2.ACCOUNTING SERVICES
The Manager will provide all accounting services customarily required by investment companies, in accordance with the requirements of applicable laws, rules and regulations and with the policies and practices of each Series as communicated to the Manager from time to time, including, but not limited to, the following:
(a)Maintain fund general ledger and journal;
(b)Prepare and record disbursements for direct expenses of each Series;
(c)Prepare daily money transfer;
(d)Reconcile all bank and custodian accounts of each Series;
(e)Assist Fund independent auditors as appropriate;
(f)Prepare daily projection of available cash balances;
(g)Record trading activity for purposes of determining net asset values and daily dividend;
(h)Prepare daily portfolio valuation report to value portfolio securities and determine daily accrued income;
(i)Determine the net asset value per share of each Series daily or at such other intervals as the Fund may reasonably request or as may be required by law;
(j)Prepare monthly, quarterly, semi-annual and annual financial statements;
(k)Provide financial information for reports to the Securities and Exchange Commission (the “SEC”) in compliance with the provisions of the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), the Internal Revenue Service and any other regulatory or governmental agencies as required;
(l)Provide financial, yield, net asset value, and similar information to National Association of Securities Dealers, Inc., and other survey and statistical agencies as instructed from time to time by the Fund;
(m)Investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the operations of each Series; and
(n)Obtain and keep in effect fidelity bonds and trustees and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of the 1940 Act and the rules thereunder, as such bonds and policies are approved by the Fund's Board of Trustees.

3.TRUST ADMINISTRATIVE SERVICES
The Manager will provide the following trust administrative services for the Fund:
(a)furnish the services of such of the Manager's officers and employees as may be elected officers or trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law;
(b)furnish office space, and all necessary office facilities and equipment, for the general trust functions of the Fund (i.e., functions other than (i) underwriting and distribution of the shares of each Series; (ii) custody of the assets of each Series, (iii) transfer and paying agency services; and (iv) corporate and portfolio accounting services);
(c)furnish the services of executive and clerical personnel necessary to perform the general trust functions of the Fund;
(d)design, develop, implement and regularly monitor appropriate compliance processes; and
(e)prepare, or provide oversight and review of the preparation of, registration statements, shareholder reports and other disclosure materials and regulatory filings for each Series.
4.RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS
In each case, to the extent required by applicable law (i) subject to the prior approval of a majority of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Manager, Principal Life Insurance Company, or the Fund, and, (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Series, the Manager, in assuming responsibility for the various services as set forth in this Agreement may (a) enter into agreements with others for the performance of certain duties and services or (b) delegate the performance of some or all of such duties and services to Principal Life Insurance Company, one or more affiliates or to unaffiliated parties thereof; provided, however, that the (x) entry into any such agreements shall not relieve the Manager of its duty to review and monitor the performance of such persons to the extent provided in the agreements with such persons or as determined from time to time by the Board of Trustees and (y) the entry into any such agreements in clause (a) or any such delegation in clause (b) shall not relieve the Manager of any of its obligations under this Agreement.
5.EXPENSES
The Manager shall pay all expenses of each Series except for the Management Fees, payments made under each Series 12b-1 plan, brokerage commissions and other expenses connected to the execution of portfolio transactions, interest expense, taxes, acquired fund fees and expenses, litigation expenses, and other extraordinary expenses (which extraordinary expenses include expenses associated with collecting tax reclaims in foreign countries, such as countries in the European Union, for taxes withheld in prior years).
6.COMPENSATION OF THE MANAGER BY FUND
For all services to be rendered and payments made as provided in Sections 1, 2 and 3 hereof, the Fund will accrue daily and pay the Manager monthly, or at such other intervals as the Fund and Manager may agree, a fee based on the average of the values placed on the net assets of each Series of the Fund as of the time of determination of the net asset value on each trading day throughout the month in accordance with Schedule 1 attached hereto.

Net asset value shall be determined pursuant to applicable provisions of the Agreement and Declaration of Trust of the Fund. If pursuant to such provisions the determination of net asset value is suspended, then for the purposes of this Section 6 the value of the net assets of each Series as last determined shall be deemed to be the value of the net assets for each day the suspension continues.
The Manager may, at its option, waive all or part of its compensation for such period of time as it deems necessary or appropriate.
7.AVOIDANCE OF INCONSISTENT POSITION
In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Manager nor any of the Manager’s trustees, officers or employees will act as a principal or agent or receive any commission.
8.LIMITATION OF LIABILITY OF THE MANAGER
The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Manager’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.
9.COPIES OF TRUST DOCUMENTS
The Fund will furnish the Manager promptly with properly certified or authenticated copies of amendments or supplements to its Agreement and Declaration of Trust or Bylaws. Also, the Fund will furnish the Manager financial and other trust information as needed, and otherwise cooperate fully with the Manager in its efforts to carry out its duties and responsibilities under this Agreement.
10.DURATION AND TERMINATION OF THIS AGREEMENT
This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Schedule 2 to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series shall continue in effect thereafter for the initial term set forth on Schedule 2 to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Series and, in either event, by vote of a majority of the trustees of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, or the Fund cast in accordance with the requirements of the 1940 Act after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely. This Agreement may, on sixty days written notice, be terminated with respect to a Series at any time without the payment of any penalty, by the Board of Trustees of the Fund, by vote of a majority of the outstanding voting securities of the Series, or by the Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment,” and “voting security”) shall be applied.

11.AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series to which such amendment relates and by the vote of a majority of the trustees who are not interested persons of the Manager, Principal Life Insurance Company or the Fund cast in accordance with the requirements of the 1940 Act after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely.
12.ADDRESS FOR PURPOSE OF NOTICE
In the event the Fund establishes one or more Series after the effective date of this Agreement, such Series will become Series under this Agreement upon approval of this Agreement for such Series in the manner required by the 1940 Act and the amendment of Schedules 1 and 2 hereto.
13.ADDRESS FOR PURPOSE OF NOTICE
Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.
14.MISCELLANEOUS
The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Adam U. Shaikh
Adam U. Shaikh Vice President, Assistant General Counsel, and Assistant Secretary

By:	/s/ Deanna Y. Pellack
Deanna Y. Pellack Counsel and Secretary

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Laura B. Latham
Laura B. Latham Assistant General Counsel

By:	/s/ John L. Sullivan
John L. Sullivan Assistant General Counsel

SCHEDULE 1

Management Fee as a Percentage of Average Daily Net Assets
Series	All Assets
Principal Active High Yield ETF	0.39%
Principal Capital Appreciation Select ETF	0.29%
Principal CLO ETF	0.19%
Principal Equity Premium Income ETF	0.34%
Principal Focused Blue Chip ETF	0.58%
Principal Inflation Protection ETF	0.19%
Principal International Equity ETF	0.48%
Principal Investment Grade Corporate ETF	0.19%
Principal Long Duration ETF	0.19%
Principal Quality ETF	0.15%
Principal Real Estate Active Opportunities ETF	0.60%
Principal Securitized Debt ETF	0.19%
Principal Spectrum Preferred and Income ETF	0.60%
Principal Spectrum Preferred Securities Active ETF	0.55%
Principal U.S. Mega-Cap ETF	0.12%
Principal U.S. Small-Cap ETF	0.38%
Principal Value ETF	0.15%

SCHEDULE 2

Effective Date and Initial Term of Management Agreement for each Series
Series	Effective Date	Initial Term
Principal Active High Yield ETF	07/08/2015	Two Years
Principal Capital Appreciation Select ETF	03/25/2025	Two Years
Principal CLO ETF	05/20/2026	Two Years
Principal Equity Premium Income ETF	08/18/2026	Two Years
Principal Focused Blue Chip ETF	07/12/2023	Two Years
Principal Inflation Protection ETF	05/20/2026	Two Years
Principal International Equity ETF	11/05/2024	Two Years
Principal Investment Grade Corporate ETF	04/16/2018	Two Years
Principal Long Duration ETF	05/20/2026	Two Years
Principal Quality ETF	03/21//2016	Two Years
Principal Real Estate Active Opportunities ETF	05/17/2022	Two Years
Principal Securitized Debt ETF	05/20/2026	Two Years
Principal Spectrum Preferred and Income ETF	06/15/2020	Two Years
Principal Spectrum Preferred Securities Active ETF	07/10/2017	Two Years
Principal U.S. Mega-Cap ETF	10/11/2017	Two Years
Principal U.S. Small-Cap ETF	09/21/2016	Two Years
Principal Value ETF	03/21/2016	Two Years